                                                                   Exhibit 2.1.4

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                                  BY AND AMONG

                        ADVANCED TELECOMMUNICATIONS, INC.

                            FISHNET ACQUISITION CORP.

                                       AND

                                FISHNET.COM, INC.

                                       AND

             STEVEN S. SOLBRACK, STEVEN M. HOLLAND, STEVEN G. KOLAR

                                DECEMBER 23, 1999
                                TABLE OF CONTENTS

                                                                     SectionPage

                             EXHIBITS AND SCHEDULES

                                                                    ExhibitsPage

                                                                   SchedulesPage

                                  AGREEMENT AND
                                 PLAN OF MERGER

      This Agreement is made as of December 23, 1999, by and among Advanced Telecommunications, Inc., a Delaware corporation ("Purchaser"), Fishnet Acquisition Corp., a Minnesota corporation ("Acquisition Sub"), Fishnet.Com, Inc., a Minnesota corporation (the

"Company"), and Steven S. Solbrack, Steven M. Holland and Steven G. Kolar (collectively, the "Key Shareholders").

                                    RECITALS

      A. The issued and outstanding capital stock of the Company as of the date of this Agreement is reflected on Exhibit A ("Company Capital Stock") as held by those shareholders listed on Exhibit A (collectively, the "Shareholders").

      B. Acquisition Sub is an indirect, wholly-owned subsidiary of Purchaser.

      C. The Key Shareholders own approximately 78% of the issued and outstanding Company Capital Stock.

      D. As a condition and inducement to Purchaser and Acquisition Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Key Shareholders have entered into an Agreement to Facilitate Merger with the Purchaser.

      E. Purchaser, Acquisition Sub, the Company and the Key Shareholders desire to have the Company merge with and into Acquisition Sub pursuant to a transaction in which the separate existence of the Company will cease and Acquisition Sub shall continue as the surviving corporation. Each share of Company Capital Stock will be exchanged for 1.756 shares of Purchaser's common stock and the parties intend that the transaction qualify as a partially tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Purchaser, Acquisition Sub, the Company and the Key Shareholders hereby agree as follows:

 . Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Minnesota Business Corporation Act ("MBCA"), Acquisition Sub shall be merged with and into the Company in accordance with this Agreement (the "Merger"). The Acquisition Sub shall be the surviving corporation in the Merger as a wholly-owned subsidiary of Purchaser (Acquisition Sub is hereinafter sometimes referred to as the "Surviving Corporation"). The parties shall prepare, execute or file an appropriate certificate of merger (the "Plan of Merger") substantially in the form of Exhibit B attached hereto to comply with the requirements of the MBCA and the separate existence of the Company shall thereupon cease.

 . The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

 . The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA, or at such later time as may be specified in the Articles of Merger. The Articles of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. The time when the Merger shall become effective is herein referred to as the "Effective Time". .

            (a) The aggregate purchase price for Company Common Stock is $5,490,000 payable as follows:

                  (i)   Cash                    $2,075,000

                  (ii)  Purchaser Common Stock  $3,415,000
                                                (569,166 shares)

            (b) The cash portion of the consideration payable by Purchaser to the Shareholders pursuant to Section 1.4(a) shall be paid in immediately available funds or by wire transfer on the Closing Date to a bank account designated by the Shareholders in the respective amounts set forth on Exhibit C.

            (c) The Purchaser Common Stock portion of the consideration payable by Purchaser to the Shareholders pursuant to Section 1.4(a) shall be delivered to the Shareholders on the Closing Date in the respective amounts set forth on Exhibit C.

 . In addition to the purchase price set forth in Section 1.4 hereof, cash not exceeding $1,340,000 (the "Earnout Proceeds"), shall be paid by Purchaser to the Shareholders as provided herein if the Business Revenues (as defined below) achieve certain specified levels of gross revenues. The Earnout Proceeds shall carry an interest rate of six percent (6%) per annum (1.5% per quarter). (Purchaser's obligation to pay all or a portion of the Earnout Proceeds to Shareholders is hereinafter referred to as the "Earnout"). The Earnout will be based on the Business Revenues over the twelve-month period ending on December 31, 2000 (the "Earnout Period").

            (a) To the extent the Business Revenues achieve the quarterly thresholds set forth below, one hundred percent (100%) of the Earnout Proceeds ($335,000 per quarter) will be paid to the Shareholders:

                  Quarter
                  Ending..................................Revenues
                  ------------------------------------------------

                  March 31, 2000..........................$700,000
                  June 30, 2000...........................$789,000
                  September 30, 2000......................$878,000
                  December 31, 2000.......................$967,000
                                                          --------
                  ........................................$3,334,000
                  ----------------------------------------

            (b) To the extent the Business Revenues achieve the quarterly thresholds set forth below, fifty percent (50%) of the Earnout Proceeds ($167,500 per quarter) will be paid to the Shareholders:

                  Quarter
                  Ending..................................Revenues
                  ------------------------------------------------

                  March 31, 2000..........................$570,000
                  June 30, 2000...........................$640,000
                  September 30, 2000......................$710,000
                  December 31, 2000.......................$780,000
                                                          --------
                  ........................................$2,700,000
                  ----------------------------------------

            (c) If the Business Revenues fail to achieve the quarterly or annual thresholds set forth in Section 1.5(b), the Shareholders will not receive any Earnout Proceeds for that period.

            (d) If the Business Revenues are between $2,700,000 and $3,334,000 during the Earnout Period, as measured quarterly, the Shareholders shall receive a pro rata portion of the Earnout.

                  For example, if the Business Revenue is $715,000 in the quarter ending March 31, 2000 and $700,000 in the quarter ending June 30, 2000, the Shareholders shall receive Earnout Proceeds of an aggregate of $335,000 for the Earnout for the first quarter. The aggregate Business Revenues for the year to date will be $1,415,000 and the Shareholders shall receive a pro rata portion of the Earnout Proceeds for the second quarter of $246,146.94 {[($1,415,000-$1,210,000) /
                  ($1,489,000-$1,210,000)] x $335,000}.

            (e) The Earnout will be measured and paid quarterly, however, the failure to achieve all or any part of the Earnout for any quarterly period may be recovered in subsequent quarters (up to the quarterly maximums of $335,000) or at year end (up to a maximum of $1,340,000) if the total year-to-date amount or annual amount is achieved, regardless of separate quarterly performance.

                  For example, if the Business Revenue is $640,000 in the quarter ending March 31, 2000 and $860,000 in the quarter ending June 30, 2000, the Shareholders shall receive Earnout Proceeds of an aggregate of $257,700 for the Earnout for the first quarter. The aggregate Business Revenues for the year to date will be $1,500,000 and the Shareholders shall receive Earnout Proceeds for the second quarter of $412,300.

            (f) For purposes of this Section 1.5, "Business Revenues" includes all revenues received by the Purchaser from data or internet services from the Company and all of Purchaser's sales channels (including revenues through agents and resellers). Revenue from acquisitions which the Purchaser may make in the Company's industry subsequent to the Closing shall not be included in this definition; provided, however, the Company shall receive credit for the growth in revenue from such acquisitions. Non-recurring revenue in excess of 35% of total Business Revenue will be excluded from the calculation of Business Revenue. If the gross profit for the Business Revenue is less than 45%, the quarterly and annual thresholds set forth in
      Section 1.5(a) shall be increased by $25,000 and $100,000, respectively, for every 1% decrease in gross profit less than 45%.

                  For example, if the Business Revenue is $715,000 in the quarter ending March 31, 2000 and the gross profit for the Business Revenue is 42%, the first quarter threshold shall be revised to $775,000. The Shareholders shall receive Earnout Proceeds of $236,951.19 {[($715,000-$570,000) /
                  ($775,000-$570,000)] x $335,000}.

      For purposes of the calculation of gross profit in this Section, depreciation and NOC/Collocation rent will be included in the cost of sales, but labor and office leasing costs will be excluded. Further, during the Earnout Period, capital expenditures used to calculate depreciation for purposes of gross profit shall not exceed $400,000.

            (g) The Earnout Proceeds, and interest thereon at six percent (6%) per annum (1.5% per quarter), will be payable to the Shareholders in cash within thirty (30) days after the end of each quarter.

 . At the Effective Time, by virtue of the Merger and as set forth in this Section, subject to the other provisions of this Article 1, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.756 validly issued, fully paid and nonassessable shares of Common Stock of Purchaser ("Purchaser Common Stock") (the "Merger Consideration").

      At the Effective Time, all shares of Company Capital Stock issued and outstanding shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of Company Capital Stock. Certificates previously evidencing shares of Company Capital Stock shall be exchanged for certificates evidencing whole shares of Purchaser Common Stock issued in consideration therefor in accordance with the procedures of this Section.

      At the Effective Time, each outstanding share of the Company Capital Stock shall automatically be converted into a share of Common Stock of the Surviving Corporation and such shares shall continue to be owned by Purchaser

 . Following surrender at the Closing of a Shareholder's stock certificate representing shares of Company Capital Stock, there shall be paid to the holder of such certificates promptly the cash and the Purchaser Common Stock set forth in Section 1.4(a).

 . All shares of Purchaser Common Stock issued and cash paid upon conversion of the shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

 . No certificates or scrip evidencing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. In lieu of any such fractional shares, each holder of Company Capital Stock upon surrender of a certificate for exchange, shall be paid an amount in cash (without interest), rounded to the nearest cent.

 . At the Effective Time, the Company will use its best efforts to ensure that each issued and outstanding stock option, warrant, right or other agreement to purchase or sell any capital stock of the Company granted by the Company shall be cancelled by the holder and the Company. In consideration for the cancellation of such options, at the Closing, the Purchaser shall grant options to purchase shares of Purchaser Common Stock at an exercise price of $2.50 per share to certain employees as indicated on Exhibit D. At the Effective Time, the holders of options granted by the Company shall cease to have any rights with respect to shares of Company Capital Stock and will only have rights with respect to Purchaser Common Stock as set forth in this Section. The Company shall take such actions as are necessary to ensure that from and after the date hereof the Company shall not grant any rights to purchase any capital stock of the Company.

      1.11 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with MBCA ss. 302A.471 (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive from the Company payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such MBCA ss. 302A.471, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such MBCA ss. 302A.471 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in this Agreement, of the certificate or certificates that formerly evidenced such shares of Company Common Stock. The Company shall give Purchaser prompt notice of any demands for appraisals received by the Company.

 . Certificates representing Purchaser Common Stock and cash amounts withheld from the Earnout Proceeds for the fourth quarter of the Earnout Period, in the amounts and from the individuals set forth on Exhibit E (the "Escrowed Consideration"), shall be held in escrow by the Purchaser. The Purchaser shall hold the Escrowed Consideration for twelve months following the Closing Date for possible claims by Purchaser relating to breaches of warranties by the Company and the Key Shareholders contained in this Agreement.

 . Subject to the provisions of Articles 7 and 8 hereof, the closing (the "Closing") of the Merger will take place at Purchaser's offices on January 7, 2000 or at such other place, at such other time, or on such other date as the Company and the Purchaser may agree. The date on which the Closing takes place is referred to as the "Closing Date."

 . At the Closing:

            (a) The executed Plan of Merger (together with the Articles of Merger) satisfying the requirements of Minnesota law shall be filed by Acquisition Sub and the Company with the Secretary of State of Minnesota.

            (b) At Closing, Purchaser will withhold 8,500 shares of Purchaser Common Stock pursuant to Section 1.12.

            (c) Purchaser and Acquisition Sub shall deliver to the Company the following:

                  (i) the certificates and other documents and instruments
            referred to in Article 8 hereof;

                  (ii) a true and complete copy of the Articles of Incorporation of each of Purchaser and Acquisition Sub, including all amendments thereto, as certified to by an appropriate governmental official;

                  (iii) a copy of the resolutions adopted by the Board of
            Directors of each of Purchaser and Acquisition Sub authorizing the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of Purchaser and Acquisition Sub, respectively;

                  (iv) stock options to purchase shares of the Purchaser Common
            Stock to those individuals set forth on Exhibit D ;

                  (v) incentive stock options to purchase shares of the
            Purchaser Common Stock to those individuals set forth on Exhibit
            D-1;

                  (vi) an opinion of counsel for Purchaser and Acquisition Sub in substantially the form of Exhibit F attached hereto;

                  (vii) payment of expenses pursuant to Section 11.1(a). Without limiting the foregoing, Purchaser shall pay legal counsel to the Company, Parsinen, Kaplan, Levy, Rosberg, Gotlieb P.A. $42,000; provided that sufficient documentation for such legal expenses is presented at Closing.

            (d) The Company and the Key Shareholders shall deliver to Purchaser the following:

                  (i) the certificates and other documents and instruments
            referred to in Article 7 hereof;

                  (ii) A true and complete copy of the Articles of Incorporation of the Company, including all amendments thereto, as certified to by an appropriate governmental official, and a true and complete copy of the By-Laws of the Company, as certified to by the Secretary of the Company;

                  (iii) A true and complete copy of each material contract,
            agreement, commitment or plan described on any Schedule hereto;

                  (iv) A copy of the resolutions adopted by the Board of
            Directors of the Company authorizing the execution and delivery of this Agreement and the Plan of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                  (v) The resignations of the directors and officers of the
            Company, effective as of the Closing Date;

                  (vi) an opinion of counsel for the Company and Key
            Shareholders in substantially the form of Exhibit G attached hereto;

                  (vii) Employment and Noncompetition Agreements with Steven S.
            Solbrack, Steven M. Holland and Steven G. Kolar;

                  (viii) Noncompetition Agreements with Greg Kenfield and Jason
            Malacko;

                  (ix) Agreement to Facilitate Merger with Steven S. Solbrack,
            Steven M. Holland and Steven G. Kolar;

                  (x) Such other documents as Purchaser may request to convey title to all of the Company's assets.

 .

            (a) The Company has heretofore delivered to Purchaser and Acquisition Sub, the reviewed financial statements of the Company for the fiscal year ended December 31, 1998 and the interim financial statements for the period ended October 31, 1999 (collectively, the Financial Statements"). The balance sheet of the Company as of December 31, 1998 is hereinafter referred to as the "Balance Sheet" and December 31, 1998 is hereinafter referred to as the " Balance Sheet Date."

            (b) The Company and the Shareholders shall prepare and deliver to Purchaser all of the Schedules to this Agreement by December 23, 1999, and shall from time to time prior to Closing promptly amend, supplement and update the Schedules as necessary.

 . The Company and Purchaser agree to use all commercially reasonable efforts to
(a) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby; and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

 . From the date hereof until the Closing Date, except as set forth on Schedule
4.1 or as otherwise required by this Agreement, the Company shall, unless Purchaser shall otherwise agree in writing:

            (a) carry on the business of the Company in the ordinary course;

            (b) continue to insure the Company and its properties substantially in accordance with its past practices;

            (c) use reasonable efforts to preserve the Company's business organization intact, keep available the Company's present management and employees, and preserve the Company's present relationships with its suppliers and customers and others with which it has business relationships;

            (d) not amend or propose to amend the Company's Articles of Incorporation or Bylaws;

            (e) not issue, sell or otherwise dispose of any of its shares of capital stock or grant any options, warrants or other rights to acquire any of its shares of capital stock;

            (f) not declare or pay any cash or non-cash dividends on its capital stock or any other cash or non-cash distributions in respect of its capital stock;

            (g) pay all trade accounts and other accounts payable of the Company when due in the ordinary course or in accordance with past practices (provided that such practices are and have been reasonably acceptable to the Company's creditors in the past);

            (h) not extend or shorten the time for payment of the Company's accounts receivable other than in accordance with past practices or in the ordinary course;

            (i) not (i) issue any debt securities or (ii) incur any indebtedness for money borrowed whether long or short term other than trade payables incurred in the ordinary course provided, however, the Company may draw upon its existing line of credit with

      Norwest Bank Minnesota, so long as the Company provides Purchaser with written notice of the borrowings on a weekly basis;

            (j) not incur or agree to incur any obligations or liabilities except current liabilities accrued in the ordinary course of business, none of which materially adversely affect the Company's business or assets;

            (k) not sell, lease or otherwise dispose or agree to sell, lease or otherwise dispose of any of its assets except sales of inventory to end user customers at standard industry prices and terms, in the ordinary course of business;

            (l) not make any change in the rate of compensation, commission, bonus or other remuneration payable or paid or agreed to be paid to any of its employees; and

            (m) make any write down or write up of the value of any of its inventory.

 . The Company shall deliver to Purchaser such financial information that is available to the Company which Purchaser shall reasonably request, reflecting the results of operations of the Company after October 31, 1999.

 . From the date of this Agreement until the Effective Time, the Company will give Purchaser and its respective officers, employees, counsel, advisors and representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and will furnish Purchaser to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company as Purchaser may from time to time reasonably request.

 . Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

 . Purchaser and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

 . The Company shall not directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company.

 . The Company shall not disclose to any other potential buyer that the Purchaser is acquiring the Company or the price or terms thereof without the prior written consent of the Purchaser.

 . The Company shall promptly submit this Agreement and the transactions contemplated hereby for the approval of the Shareholders as soon as practicable and shall use its best efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby.

      Except where otherwise indicated, the Company and the Key Shareholders jointly and severally warrant and represent to and covenant with Purchaser as follows:

 . The Company is a corporation, duly incorporated, validly existing and in good standing under Minnesota law. The Company has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its assets and to conduct its business as presently conducted, except where the failure of which to hold would not have a material adverse effect on the financial condition or operations of the Company.

 . The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or location of the Company's business or properties requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a material adverse effect on the financial condition or operations of the Company.
Schedule 5.2 sets forth all jurisdictions in which the Company is qualified to do business as a foreign corporation.

 . Except as set forth on Schedule 5.3, the Company does not own, and on the Closing Date will not own, any securities or any other direct or indirect interest in any person or entity.

 .

            (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on Schedule 5.4. All of the issued and outstanding shares of the Company's Common Stock held by the Key Shareholders are now, and will on the Closing Date, be owned by the Key Shareholders and will be transferred to the Purchaser free and clear of all mortgages, pledges, liens, security interests, restrictions, adverse claims or charges or third party rights of any kind.

            (b) Except as set forth on Schedule 5.4, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

            (c) The issued and outstanding shares of capital stock of the Company as of the date hereof and as of the Closing Date have been and will be duly and validly issued and are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights, and, except as set forth on Schedule 5.4, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Company or, to the Company's knowledge, the Shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

 . The Company has all right, power and authority required for it to enter into, and, subject to the requisite approval of the Shareholders, to perform its obligations under this Agreement and the Plan of Merger; the Company has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and the Plan of Merger and to consummate the Merger, and this Agreement has been duly authorized, executed and delivered by the Company and is binding upon and enforceable against the Company in accordance with its terms and conditions, and, when executed and delivered by the Company, the Plan of Merger will be duly authorized, executed and delivered by the Company and will be binding upon, and enforceable against, the Company in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

 . Except as set forth on Schedule 5.6, neither the execution or delivery by the Company of this Agreement or the Plan of Merger, nor the performance by the Company of its obligations hereunder or thereunder, does or will, after the giving of notice, or the lapse of time, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company or (i) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to it, (ii) any federal, state or local court or administrative order or process to which the Company is a party or is bound, or (iii) any material contract, agreement, arrangement, commitment, or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of its material rights, properties or assets may be subject or bound;

            (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of the Company; or

            (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of the rights, properties or assets of the Company may be subject or bound.

 . Except as set forth on Schedule 5.7, on the Balance Sheet Date, the Company had, and on the date hereof has, and on the Closing Date will have, good and marketable title to all the properties and assets reflected on the Balance Sheet, subject to no mortgages, pledges, security interests, liens, encumbrances or other charges of any kind, except (a) as to personal property sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (d) liens for taxes, assessments and other governmental charges which are not yet due and payable; and (d) other imperfections of title or encumbrances which do not materially impair the use and operations of the Company's assets or properties to which they relate in the operation of the Company's business as presently conducted.

 . Schedule 5.8 contains a true and complete list and brief description of all real property owned or leased by the Company, either as lessor or lessee.

 . Except as set forth on Schedule 5.9 there are no actions, suits or proceedings pending, threatened in writing against the Company, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company would have a material adverse effect on the financial condition or operations of the Company. Except as set forth on
Schedule 5.2, the Company is not operating under, or subject to, any governmental order, writ, injunction or decree.

 . The Company is not conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except (a) as set forth on Schedule 5.10 or (b) for violations which individually or in the aggregate would not have a material adverse effect on the financial condition or operations of the Company.

 . Except as set forth on Schedule 5.11, there is no labor dispute, grievance, strike or request for union representation affecting any of the Company's employees generally pending, or, to our knowledge, threatened against the Company. The Company is not a party to any collective bargaining agreement and no such contract is currently being negotiated with the Company. No representation question exists or, to the knowledge of the Company, has been raised respecting the employees of the Company, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

 . The Financial Statements were prepared from the Company's books and records and believed to be in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Company at the dates and for the periods indicated therein. The accounts receivable reflected in the Financial Statements were generated in the ordinary course and are believed to be collectible, subject to the reserves in the Financial Statements for doubtful accounts.

 . Except as set forth on Schedule 5.13,

            (a) on the Balance Sheet Date, the Company did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Balance Sheet; and

            (b) except for liabilities which have been incurred in the ordinary course of business, since the Balance Sheet Date, the Company has not incurred any material liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

 . Since the Balance Sheet Date, the Company has conducted its business in the ordinary course, and, except as contemplated by this Agreement or as set forth on Schedule 5.14, there has not been any:

            (a) material adverse change in the financial condition or business of the Company other than changes relating to general economic conditions or developments affecting the Company's industry generally;

            (b) sale, assignment, transfer, mortgage, pledge or lease of any material amount of assets of the Company, except in the ordinary course of business;

            (c) declaration, payment or distribution in respect of, or purchase or redemption of, any shares of the Company's capital stock;

            (d) capital expenditures by the Company in excess of $25,000 for any single item or $100,000 in the aggregate;

            (e) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (f) loan by the Company to any Person or guaranty by the Company of any loan, other than routine advances to employees in the ordinary course of business;

            (g) amendment of the Articles of Incorporation or By-Laws of the Company; or

            (h) agreement by the Company to do any of the foregoing.

 .

            (a) All contracts and agreements which are material to the financial condition or operations of the Company (collectively, "Contracts") are described on Schedule 5.15, except for the following contracts and agreements which are not required to be set forth on Schedule 5.15: (i) normal purchase and sale commitments heretofore or hereafter entered into in the ordinary course of business; (ii) any Contract that involves an aggregate commitment by the Company of less than $10,000; and (iii) any Contract which is terminable by the Company by notice of not more than 30 days for a cost of less than $10,000.

            (b) Each Contract listed on Schedule 5.15 is in full force and effect. The Company has performed in all material respects all obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

 .

            (a) Schedule 5.16 sets forth all patents, trade names, service marks, copyrights and web domain names (the "Intellectual Property") (whether or not the Intellectual Property is registered), and all pending applications therefor, owned by the Company, or in which the Company has any interest, which are material to the business of the Company.

            (b) Except as set forth on Schedule 5.16, there is not any claimed or actual infringement or misappropriation by the Company of any Intellectual Property which relates to the business of the Company and which is owned by any third party, and which will have a material adverse effect on the financial condition or operations of the Company.

            (c) Except as set forth on Schedule 5.16, there is no pending or threatened claim asserted in writing by the Company against others for infringement or misappropriation of any Intellectual Property owned by the Company.

            (d) Except as set forth on Schedule 5.16, all applications to register Intellectual Property which have been filed by or on behalf of the Company, and any resulting registrations are owned by the Company, free and clear of any security interest, lien, encumbrance or any interest of any nature of any third party.

 . The Company has timely filed without extensions or will file all foreign, federal, state and local tax returns and estimates for all years and periods (and portions thereof) through the Closing Date for which any such returns, reports or estimates were due or will be due and any and all amounts shown on such returns and reports to be due and payable through the Closing Date have been or will be paid in full, and since the Balance Sheet Date, the Company has not incurred any liability with respect to any taxes based on income, gross revenues, gross receipts, purchases, sales, business, capital stock or surplus, properties or assets of the Company except in the ordinary course of business. The federal income tax returns of the Company have never been examined by the Internal Revenue Service. Except as set forth on Schedule 5.17, there are no pending audits, investigations or examinations, by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Company nor has there been any claim made against the Company alleging a failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Company. Schedule 5.17 sets forth the states in which the Company has made sales during the past three years.

 .

            (a) For the purposes of this Section 5.18, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of The Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, to which the Company is a party.

            (b) There are no Employee Plans other than those set forth on
      Schedule 5.18.

            (c) Prior to the date hereof, the Company has delivered to Purchaser a copy of each Employee Plan set forth on Schedule 5.18 .

            (d) The Company does not maintain any "pension plans" as defined in
      Section 3 (2) of ERISA other than those set forth on Schedule 5.18.

            (e) Each Employee Plan, if any, and the administrators and fiduciaries of each Employee Plan and the Company have complied to their knowledge, in all material respects, with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan.

            (f) The Company has no obligation. to contribute to a "Multi-Employer Plan," as defined in Section 3(37) of ERISA.

            (g) No "reportable event" (as defined in ERISA) has occurred with respect to any Employee Plan.

 . The Company has in full force and effect all policies of insurance set forth on Schedule 5.19; the Company will have in full force and effect on the Closing Date such policies of insurance or policies of insurance of substantially the same character and coverage as those set forth on Schedule 5.19; and the Company will notify Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing which would have a material adverse effect on the financial condition or operations of the Company.

 . Each of the Key Shareholders receiving shares of Purchaser's Common Stock in the Merger agrees not to dispose of any shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirements set forth in Treasury Regulation ss. 1.368-1. Each of the Key Shareholders receiving shares of Purchaser's Common Stock in the Merger represents that such shares are being purchased for his own account and for investment and without the intention of reselling or redistributing the same; each such Key Shareholder further acknowledges that the shares to be received in the Merger have not been registered under the Securities Act of 1933 or relevant state securities laws and are, therefore, restricted.

 . Except as set forth in Schedule 5.21, all of the tangible personal property of the Company is (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) maintained in accordance with sound maintenance practices. The Company's assets are sufficient for the operation of its business in the ordinary course and are suitable for the purpose for which they are being used. The amount of the Company's inventory and supplies currently on hand (i) is sufficient for the operation of the Company's business in the ordinary course based on current levels of operation adjusted for any increased level of operations anticipated by the Company; (ii) has been purchased in the ordinary course of business; (iii) is consistent in quality and quantity with past practices of the Company; and (iv) is not obsolete and is of a quality and quantity usable and salable in the ordinary course of business within twelve
(12) months subsequent to the Closing. All property leased by the Company is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. None of the Shareholders has any direct or indirect interest in any right, property or asset used or required by the Company in the conduct of its business.

 . Except as disclosed in Schedule 5.22, since July 8, 1996, no stockholder, director, officer or employee of the Company, nor any ancestor, sibling, descendent or spouse (an "Affiliate") of any such person, or any trust, partnership or corporation in which any of such persons or their Affiliates have a material interest, has had: (i) except for passive investments, any interest in any entity which has purchased, sold or furnished to the Company any goods or services; (ii) a beneficial interest in any lease, contract, commitment or understanding to which the Company is a party or by which it is bound or affected; (iii) except for salary and bonuses in the ordinary course of business consistent with past practices, any interest or claim against the Company or any assets of the Company; or (iv) any interest in any assets used in the business of the Company.

 . All products sold and services provided by the Company (and the delivery thereof) have been, to the Company's knowledge, in conformity with all applicable contractual commitments and all express or implied warranties by the Company and its suppliers. To the Company's knowledge, no liability for any warranty claims exist for the repair or replacement thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company. Copies of the standard terms and conditions of sale, delivery or lease of the Company (including, without limitation, all warranty provisions) are attached hereto as Schedule 5.23.

 . Attached Schedule 5.24 lists:

            (a) all employee handbooks and/or manuals relating to the employees of the Company, true and correct copies of which have been delivered to Purchaser; and

            (b) all employees of the Company, together with their job descriptions, rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

 . To the Company's knowledge:

            (a) Neither the Company, any Shareholder or any other user or owner of the Company's owned or leased real property (the "Real Estate") has violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976, or any other Laws regulating or otherwise affecting or relating to the environment ("Environmental Laws"), as the same may have been amended. No action has been taken against the Real Estate, any Key Shareholder, the Company or any other user or owner of the Real Estate by any federal, state or local department or agency concerning any Environmental Laws. The Real Estate and the Company are, and at all times in the past have been, in compliance with all Environmental Laws. No asbestos, urea formaldehyde or polychlorinated biphenyls or any other hazardous substances are present in, on or under any of the Real Estate. No assets of the Company are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

            (b) Neither the Company, any Key Shareholder nor any user or owner of the Real Estate has generated, stored, used, disposed of, spilled, discharged or released any substance in any manner on the Real Estate and the improvements thereon or on property adjacent to the Real Estate or performed an environmental cleanup on the Real Estate or adjacent property which may form the basis for any present or future claim against the Company based upon Environmental Laws, or any demand or action seeking cleanup of any site, location or body of water, surface or subsurface, under any Environmental Laws, or otherwise, or which may subject the Company and/or Purchaser to claims for damages.

            (c) No septic systems or wells exist on, in or under any of the Real Estate. The Real Estate has never been used as a landfill, dump site or any other use which involves the disposal of solid waste on the Real Estate in a manner which may subject the Company to any claim for cleanup or damages under Environmental Laws. No hazardous or toxic substances or waste, as defined under Environmental Laws, are located at, on or under any of the Real Estate, or have been used, generated, treated, stored, disposed of, handled or removed from any of the Real Estate.

            (d) No above ground or underground storage tanks have ever been located at, on or under any of the Real Estate. At no time prior to or during the Company's use of the Real Estate have hazardous or toxic substances or wastes, as defined under Environmental Laws, been spilled, discharged, leaked, discarded, released or otherwise deposited on any of the Real Estate. None of the Real Estate is contaminated by hazardous or toxic substances or wastes, as defined under Environmental Laws, originating from off-site sources.

            (e) No environmental claims have been asserted or are threatened or are anticipated to be asserted against the Company with respect to the Real Estate, any of its assets and/or the operation of its business.

 . The Company is in compliance with and has all permits, registrations and authorizations required by all applicable Laws in the material operation of the Company's business. Attached hereto as Schedule 5.26 is a true and complete list of all licenses, permits, registrations and authorities issued or granted to the Company by local, state or federal government authorities or agencies. To the knowledge of the Company, the Company is not in breach or violation of any applicable Law relating thereto and all such licenses, registrations, permits and authorities are current and effective.

 . Schedule 5.27 attached hereto sets forth, with respect to the last fiscal year of the Company, a list of the ten (10) largest customers of the Company determined by dollar amount of goods purchased from, or services provided by, the Company. The Company and the Key Shareholders have received no notice or indication, and have no reason to believe, that any customer, supplier or third party to material contracts of the Company intends to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agreements with the Company (whether as a result of consummation of the transactions contemplated hereby or otherwise).

 . Attached hereto as Schedule 5.28 is (i) a true and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, and (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder.

 . To the knowledge of the Company, all items, products, software, components and systems used in the operation of the business of the Company, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities ("Components"), developed, in whole or part, by the Company are currently Y2K-compliant, except as set forth in Schedule 5.29. The Company has used commercially reasonable efforts to obtain (i) commitments that all its vendors are or will be Y2K-compliant, and (ii) enforceable agreements with each such vendor setting forth details of plans and schedules to achieve Y2K-compliance and agreed-upon penalties for failure to achieve full compliance pursuant to such schedules. "Y2K-compliant" shall mean able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing day and date calculations; (ii) recognizing January 1, 2001 as a valid date;
(iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; (iv) employing only four-digit year representations in software, components and systems owned or operated in connection with the Company; and (v) incorporating interface programs sufficient to translate accurately to four-digit format (without any burden of interpretation) any two-digit year representations included in software, components or systems, including but not limited to external databases, data warehouses,
software systems and user interfaces that send data to or receive data from software, components or systems used in the Company's business.

 . No warranty or representation by the Key Shareholders contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Company and the Key Shareholders have disclosed to Buyer all material adverse facts known to the Company or the Key Shareholders relating to the Company, its assets or business.

 . "Knowledge of the Company" shall mean, with respect to a particular fact or other matter, that (i) any individual who is a director or executive officer of the Company is actually aware of such fact or other matter or (ii) any such individual in the satisfaction of his duties as a director or executive officer of the Company would be reasonably expected to discover or otherwise to be or to become aware of such fact or other matter in the course of conducting the operations and business of the Company.

      Except where otherwise indicated, Purchaser and Acquisition Sub warrant and represent to and covenant with the Company and the Shareholders as follows:

 . Purchaser and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of Delaware and Minnesota, respectively. Each of Purchaser and Acquisition Sub has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, except where the failure of which to hold would not have a material adverse effect on the financial condition or operations of either Purchaser or Acquisition Sub.

 . Each of Purchaser and Acquisition Sub has all right, power and authority required for it to enter into and perform its obligations under this Agreement and, in the case of Acquisition Sub, the Plan of Merger. Upon approval of this Agreement by the Boards of Directors of Purchaser and Acquisition Sub, each of Purchaser and Acquisition Sub will have taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and, in the case of Acquisition Sub, to consummate the Merger, and this Agreement will have been duly authorized, executed and delivered by each of Purchaser and Acquisition Sub and will be binding upon, and enforceable against it in accordance with its terms and conditions; and, when executed and delivered by Acquisition Sub, the Plan of Merger will be duly authorized, executed and delivered by Acquisition Sub and will be binding upon, and enforceable against, Acquisition Sub in accordance with its terms and conditions.

 . The execution and delivery of this Agreement by Purchaser and Acquisition Sub, and the execution and delivery of the Plan of Merger by Acquisition Sub, and the performance of their respective obligations hereunder and under the Plan of Merger, will not conflict with or constitute a default under the Articles of Incorporation or By-Laws of Purchaser or Acquisition Sub or to the knowledge of Purchaser or Acquisition Sub, any material contract, agreement, note, debt instrument, security agreement, mortgage, arrangement, commitment or plan to which Purchaser or Acquisition Sub is a party, or under which Purchaser or Acquisition Sub may be obligated, or by which Purchaser or Acquisition Sub or any of its material rights, properties or assets may be subject or bound.

 . There are no actions, suits or proceedings pending, or to the knowledge of Purchaser, threatened in writing against Purchaser, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Purchaser, would have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

 .

            (a) The total number of shares of capital stock and the par value thereof which the Purchaser is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on Schedule 6.5.

            (b) Except as set forth on Schedule 6.5, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

            (c) The shares of the Purchaser Common Stock to be issued to the Shareholders of the Company in the Merger will be at the Effective Time duly and validly issued, fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights, and, except as set forth on Schedule 6.5, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Purchaser or, to the knowledge of the Purchaser, the Shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

 . The Purchaser is not conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except for violations which individually or in the aggregate would not have a material adverse effect on the financial condition or operations of the Purchaser.

 . The Financial Statements were prepared from the Purchaser's books and records in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Purchaser at the dates and for the periods indicated therein.

 . Except as set forth on Schedule 6.8,

            (a) on the Balance Sheet Date, the Purchaser did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Balance Sheet; and

            (b) except for liabilities which have been incurred in the ordinary course of business, since the Balance Sheet Date, the Purchaser has not incurred any material liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

 . The Purchaser has timely filed without extensions or will file all foreign, federal, state and local tax returns and estimates for all years and periods (and portions thereof) through the Closing Date for which any such returns, reports or estimates were due or will be due. The federal income tax returns of the Purchaser have never been examined by the Internal Revenue Service. Except as set forth on Schedule 6.9, there are no pending audits, investigations or examinations, by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Purchaser nor has there been any claim made against the Purchaser alleging a failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Purchaser.

 . The Purchaser is in compliance with and has all permits, registrations and authorizations required by all applicable Laws in the operation of the Purchaser's business. To the knowledge of the Purchaser, the Purchaser is not in breach or violation of any applicable Law relating thereto and all such licenses, registrations, permits and authorities are current and effective.

 . No warranty or representation by the Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Purchaser has disclosed to the Company all material adverse facts known to the Purchaser relating to the Purchaser, its assets or business.

      The obligations of Purchaser and Acquisition Sub under this Agreement are subject to the following conditions precedent:

 . Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

 . The warranties and representations made herein by the Company and the Key Shareholders to Purchaser and Acquisition Sub shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and the Company and the Key Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions on their respective parts required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser and Acquisition Sub shall have received a certificate executed by the Company and the Key Shareholders to the foregoing effect.

 . No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

 . All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions.

 . The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

 . All amendments or supplements to the Schedules hereto made by the Company which are individually or in the aggregate material to the business, operations or financial condition of the Company shall be acceptable to Purchaser and Acquisition Sub.

 . The directors and officers of the Company shall have resigned their positions as such as of the Closing Date.

      7.8 Ancillary Documents. All documents or instruments set forth in Section 2.2(d) shall be delivered to Purchaser.

 . In accordance with the Company's Articles of Incorporation and Minnesota Corporate law, the Company shall have only approved the transactions contemplated by this Agreement. The Company shall not have received notice of dissenters' rights from more than ten percent (10%), by interest, of the Shareholders.

 . The Purchaser must receive the approval of this Agreement by Purchaser's Board of Directors.

 . All Shareholders of the Company shall have executed Exchange Agreements for the benefit of Purchaser representing, among other things, good title to the Company Capital Stock owned by such Shareholder and acknowledging the securities law restrictions applicable to the Purchaser Common Stock that they will receive.

 . All Shareholders of the Company shall have executed that certain Stockholders Agreement of the Purchaser dated as of September 30, 1999.

      Except for the condition set forth in Section 7.5 hereof, Purchaser and Acquisition Sub shall have the right to waive any of the foregoing conditions precedent.

      The obligations of the Company under this Agreement are subject to the foregoing conditions precedent:

 . Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

 . All warranties and representations made by Purchaser and Acquisition Sub herein to the Company shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser and Acquisition Sub shall have performed and complied in all material respects (except for the payment obligations which shall be absolute) with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, the Company shall have received a certificate executed by the President or any Vice President of each of Purchaser and Acquisition Sub to the foregoing effect.

 . No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

 . All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to the Company and its counsel, and the Company and its counsel shall have received copies of such documents as the Company and its counsel may reasonably request in connection with the transactions.

 . The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

      8.6 Ancillary Documents. All documents or instruments set forth in Section 2.2(c) shall be delivered to the Company.

      Except for the condition set forth in Sections 8.5 hereof, the Company shall have the right to waive any of the foregoing conditions precedent.

 . This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

            (a)   By mutual agreement of Purchaser and the Company;

            (b) By Purchaser or the Company, if at or before the Closing any condition set forth herein for the benefit of Purchaser or the Company, respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived, provided that the terminating party has not defaulted in any material respect in the performance of any of its obligations under this Agreement;

            (c) By Purchaser or the Company, if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before February 28, 2000, unless additional time is needed to obtain approval by the Minnesota Public Utilities Commission (but not to extend beyond June 30, 2000), or such later date as may have been agreed upon in writing by the parties hereto, provided that any such failure to close is not due to any default in any material in the performance of any obligation under this Agreement by the terminating party;

            (d) By Purchaser or the Company, if any warranty or representation made herein for the benefit of Purchaser or the Company or in any certificate, schedule, or documents furnished to Purchaser or the Company pursuant to this Agreement is untrue in any material respect or the Purchaser, the Company or the Key Shareholders shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

 .

            (a) Subject to Section 11.1(b), in the event of any termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no further effect, and there shall be no liability on the part of any party hereto.

            (b) Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release any party from liability for any breach of its obligations hereunder or any misrepresentation or other violation of the terms and conditions of this Agreement.

 . The Company and the Key Shareholders jointly and severally (but as to the Key Shareholders, it shall be joint but not several), and the Shareholders other than the Key Shareholders pursuant to Section 4(g) of the Exchange Agreement, agree to indemnify Purchaser and to hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including, without limitation, attorneys' and accountants' fees) (collectively, "Losses") of or against Purchaser or Acquisition Sub resulting from:

            (a) any misrepresentation or breach of any warranty or representation of the Company or the Key Shareholders, or any of them, in this Agreement or in any document, instrument or agreement executed and/or delivered pursuant to or in connection with this Agreement by the Key Shareholders;

            (b) any breach or nonfulfillment of any agreement or covenant of the Company or the Key Shareholders, or any of them, contained in this Agreement or in any certificate, document or instrument executed and/or delivered pursuant to or in connection with this Agreement by the Key Shareholders;

            (c) any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the sales, income, property or business of the Company for all periods prior to the Closing Date, except for any federal, state or local tax liabilities which are identified as such and fully reflected as a current liability on the Balance Sheet; and

            (d) third party claims (including fines and penalties sought to be imposed or enforcement proceedings commenced by governmental agencies) based upon, alleging or arising out of any act, omission or occurrence on or before the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or for property damage.

 . Purchaser agrees to indemnify the Company and the Shareholders and to hold them harmless from and against any and all Losses of or against the Company and the Shareholders resulting from (a) any misrepresentation or breach of any warranty or representation of Purchaser in this Agreement or in any document, instrument or agreement executed and/or delivered by Purchaser pursuant to or in connection with this Agreement; and (b) any non-fulfillment of any agreement or covenant contained in this Agreement or in any certificate, document or instrument executed or delivered by Purchaser pursuant to or in connection with this Agreement and (c) for all costs and expenses of operating the Company (or its successors in interest) following the Closing.

 .

            (a) If a party shall claim that it is entitled to be indemnified pursuant to the terms of this Article, it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within sixty (60) days after the Claiming Party receives notice of any action, proceeding, demand or assessment or otherwise has received notice of any claim of a third party that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty or agreement claimed by the Claiming Party and the Losses incurred by or imposed upon the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

            (b) The following provisions shall apply to any claim of the Claiming Party which is based upon (i) a suit, action or proceeding filed or instituted by any third party, or (ii) any form of proceeding or assessment instituted by any governmental entity:

                  (i) The Indemnifying Party shall, upon receipt of such written notice and at its expense, actively and in good faith defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Agreement is being sought, such matter shall be within the sole responsibility of the Claiming Party and its counsel. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld).

                  (ii) If the Indemnifying Party notifies the Claiming Party that it disputes any claim made by the Claiming Party and/or it fails to defend such claim actively and in good faith, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon three (3) days notice to, but without the consent of, the Indemnifying Party. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Agreement and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including, without limitation, all reasonable attorneys' fees which may be incurred by the Claiming Party in enforcing or attempting to enforce indemnification under this Agreement, whether the same shall be enforced by suit or otherwise.

 .

            (a) Notwithstanding anything in this Section 10 to the contrary, Purchaser, on the one hand and the Company and the Key Shareholders on the other hand, shall not be liable under the indemnification provisions of this Section 10 in any instance until such time as the aggregate liability under this Section 10 exceeds $25,000 (in which event the indemnifying parties shall be liable for all of such amounts). Claims for indemnification under this Section 10 shall be limited to the sum of (i) the aggregate purchase price under Section 1.4 plus (ii) the Earnout Proceeds under Section 1.5 less (iii) the cash amounts payable to Shareholders under (i) and (ii) above other than the Key Shareholders.

            (b) In connection with satisfying any claims for Losses under this
      Section 10, the Purchaser shall (i) first seek indemnification from the Purchaser Common Stock issued under Section 1.4 (from the Shareholders on a pro rata basis) and (ii) second seek indemnification from cash amounts paid to the Shareholders under Sections 1.4 and 1.5; subject to the limitation set forth in Section 10.4(a) above. For purposes of this
      Section 10.4(b), the Purchaser Common Stock is valued at $6.00 per share.

            (c) If Purchaser notifies the Key Shareholders of any claims under this Section 10 during the Earnout Period, the Purchaser may escrow such portion of the Earnout Proceeds reasonably equivalent to the amount of the Loss with a third party mutually acceptable to the Key Shareholders and the Purchaser. Thereafter, any such claim for indemnification shall follow the procedures relative to indemnification set forth in Section 10.3.

 . Nothing herein is intended to restrict the right of the Company to assert a statute of limitations defense to third party claim made pursuant to this
Section 10.

 .

            (a) If the Closing of the Merger occurs, (i) Purchaser and Acquisition Sub shall pay $52,000 of the costs and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (ii) any amounts in excess of $52,000 shall be paid by the Shareholders. All costs and expenses incurred by the Purchaser and the Acquisition Sub in connection with this Agreement shall be paid by the Purchaser or the Acquisition Sub.

            (b) If the Closing of the Merger does not occur, all reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by Purchaser. All costs and expenses incurred by the Purchaser and the Acquisition Sub in connection with this Agreement shall be paid by the Purchaser or the Acquisition Sub.

 . Except for attorneys and accountants for the respective parties, none of the Company, the Shareholders, Purchaser or Acquisition Sub has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the Merger or any other transaction contemplated hereby.

 . The warranties and representations of the Company contained in this Agreement shall survive for a period of twelve (12) months following the Effective Time of the Merger; provided however, the representations and warranties of the Company in Sections 5.1, 5.5 and 5.6 shall survive without limitation.

 . This Agreement (including all Schedules and the Exhibits hereto and any other agreements executed and delivered herewith) contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

 . Prior to the Closing Date, all notices to third parties and all other publicity relating to the transaction contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Purchaser and the Company. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior written approval of the others, such approval not to be unreasonably withheld.

 . This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

 . If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

 . This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. None of Purchaser, Acquisition Sub nor the Company or any of the Shareholders may assign or transfer any of its or his rights or obligations under this Agreement, except with the prior written consent of the other parties.

 . This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give any Person other than the parties hereto any legal or equitable rights hereunder, except as otherwise set forth in Section 10.1 hereof.

 .

            (a) THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF MINNESOTA, EXCLUDING THE "CONFLICT OF LAWS" RULES OF MINNESOTA.

            (b) EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (i) THE FOURTH JUDICIAL DISTRICT COURT OF THE STATE OF MINNESOTA, AND (ii) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING HERETO EXCEPT IN SUCH COURTS). EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN MINNESOTA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH ABOVE IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (x) THE FOURTH JUDICIAL CIRCUIT COURT OF THE STATE OF MINNESOTA OR (y) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH

      ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

 . All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission,
(b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and addressed as follows:

      To the Company or Shareholders:     Fishnet.Com, Inc.
                                          625 Marquette Avenue South
                                          Suite 167
                                          Minneapolis, Minnesota  55402
                                          Attention: Stephen S. Solbrack
                                          Phone: (612) 338-3474
                                          Fax: (612) 338-8733

      With a copy to:                     Adam M. Soffer, Esq.
                                          Parsinen, Kaplan, Levy,
                                          Rosberg, Gotlieb P.A.
                                          100 South Fifth Street, Suite 1100
                                          Minneapolis, MN 55402
                                          Phone: (612) 333-2111
                                          Fax: (612) 333-6798

      To Purchaser or Acquisition Sub:    Advanced Telecommunications, Inc.
                                          730 Second Avenue South
                                          Suite 1200
                                          Minneapolis, Minnesota  55402
                                          Attention: Cliff D. Williams
                                          Phone: (612) 376-4400
                                          Fax: (612) 376-4411

      With a copy to:                     Kevin L. Crudden, Esq.
                                          Robins, Kaplan, Miller & Ciresi L.L.P.
                                          2800 LaSalle Plaza
                                          800 LaSalle Ave.
                                          Minneapolis, Minnesota  55402-2015
                                          Phone: (612) 349-8475
                                          Fax: (612) 339-4181

or to such other addresses as may be specified by any party hereto to the other parties pursuant to notice given by such party in accordance with the provisions of this Section 11.11.

 . A disclosure contained in any item of any Schedule or in any section of this Agreement shall constitute a disclosure for all relevant items of the Schedules and all relevant sections of this Agreement.

 . The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. The waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                                   * * * * * *

      The parties hereto have duly executed this Agreement on the day and year first above written.

ADVANCED TELECOMMUNICATIONS, INC.       FISHNET ACQUISITION CORP.

By:                                     By:
    Cliff D. Williams                       Cliff D. Williams
    Chief Executive Officer                 Chief Executive Officer

By:                                     By:
    Richard A. Smith                        Richard A. Smith
    Chief Financial Officer                 Chief Financial Officer


FISHNET.COM, INC.

By:
    Steven M. Holland
    Chief Executive Officer

By:
    Steven S. Solbrack

    Chief Financial Officer

                                    EXHIBIT A

                                FISHNET.COM, INC.
                              LIST OF SHAREHOLDERS

SHAREHOLDERS

-----------------------------------

-----------------------------------

-----------------------------------

-----------------------------------

                                    EXHIBIT D

                                                      Stock
            Individual                                Options
            -------------------------------------------------

            Jason Malacko                             1,000
            Chris Bauer                                 250
            Karen Conavatti                             250

                                   EXHIBIT D-1

                                                      Stock
            Individual                                Options
            -------------------------------------------------

            Steven Holland                            45,000
            Steven Solbrack                           45,000
            Steven Kolar                              45,000
            Greg Kenfield                             20,000
            Jason Malacko                             20,000
            Chris Bauer                                8,000
            Todd Miller                                8,000
            Jason Tims                                 5,000